PLAN OF MERGER


         TRACKAQ, Inc. ("Merging Company"), a business corporation organized under the laws of the State of Florida, is a wholly-owned subsidiary of Tracker Marine, L.P. ("Parent"), a limited partnership organized under the laws of the State of Missouri.

         Merging Company owns of record and beneficially 7,330,000 shares of the $.01 par value common stock of Mako Marine International, Inc. ("Subsidiary"), a business corporation organized under the laws of the State of Florida, representing approximately 81% of the issued and outstanding shares of the $.01 par value common stock of Mako (the "Subsidiary Common Stock").

         The authorized capital stock of Subsidiary consists of (i) 15,000,000 shares of Subsidiary Common Stock, of which 9,055,000 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, of which no shares are issued and outstanding.

         In addition to the issued and outstanding shares of Subsidiary Common Stock, there are outstanding warrants and options to purchase an aggregate of 3,622,900 shares of Subsidiary Common Stock (collectively, the "Derivative Securities"), including publicly traded redeemable common stock purchase warrants to acquire an aggregate of 3,100,000 shares of Subsidiary Common Stock (the "Public Warrants").

         The Board of Directors of JLM Management Company, a privately-held business corporation organized under the laws of the State of Missouri ("JLM") and the sole general partner of Tracker, has approved the merger of Merging Company with and into Subsidiary (the "Merger"), with Subsidiary as the surviving corporation, pursuant to the terms of this Plan of Merger (the "Plan").

         The Florida Corporation Law does not require that this Plan be approved, authorized or otherwise acted upon by the shareholders or the Board of Directors of Subsidiary.

         Parent has concluded that the Merger is fair to the holders (collectively, the "Holders") of the "Public Shares" (as hereinafter defined), Public Warrants and the other Derivative Securities (collectively, the "Subsidiary Securities").

1.       MERGER

         1.1 Upon the terms and subject to the conditions hereof, Merging Company and Subsidiary shall, on the "Effective Date" (as hereinafter defined), be merged into a single corporation in accordance with Section 607.1104 and all other applicable provisions of the Florida Corporation Law by means of the merger of Merging Company with and into Subsidiary. At the "Effective Time" (as hereinafter defined), Subsidiary shall be the surviving corporation (the "Surviving Corporation"), and the separate existence of Merging Company will cease. The Merger shall have the effects set forth in Section 607.1106 of the


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Florida  Corporation  Law. At the  Effective  Time,  Subsidiary  shall  become a wholly-owned subsidiary of Parent.

         1.2 Not less than thirty (30) days prior to the Effective Date, Subsidiary shall cause a copy of the Plan, together with a transaction statement, describing, among other things, the Merger transaction, the purpose of and reasons for the Merger, the determination of the fairness of the Merger, the rights of Holders to dissent and the procedure for so doing and certain other information relative to the Merger (the "Transaction Statement") to be mailed to each Holder of Subsidiary Securities who does not waive such mailing requirement in writing. A copy of this Plan and Sections 607.1301, 607.1302 and
607.1320 of the Florida Corporation Law (the "Florida Dissenters' Rights Statute") shall be attached to and made a part of the Transaction Statement.

2.       ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS

         2.1 The Articles of Incorporation of Subsidiary in effect at the Effective Time shall continue in full force and effect, unless and until subsequently amended, as the Articles of Incorporation of Surviving Corporation.

         2.2 The Bylaws of Subsidiary in effect at the Effective Time shall continue in full force and effect, unless and until subsequently amended, as the Bylaws of Surviving Corporation.

         2.3 The Directors and Officers of Merging Company in office at the Effective Time shall become the Directors and Officers of Surviving Corporation and shall continue in office until their successors have been duly elected or appointed and qualified, subject to removal, resignation or such other change as may otherwise occur, or as otherwise provided by law, and at the Effective Time, all other officers and directors of Subsidiary shall thereupon cease to hold office.

3.       STATUS OF OUTSTANDING CAPITAL STOCK

         3.1 The designation and number of outstanding shares of capital stock of each of Subsidiary and Merging Company is as follows:

                  (a) There are 9,055,000 shares of Subsidiary Common Stock issued and outstanding. Holders of Subsidiary Common Stock are not entitled to vote on the Merger.

                  (b) Merging Company has 100 shares of no par value common stock ("Merging Company Common Stock") issued and outstanding, all of which is owned of record and beneficially by Parent. The sole holder of the Merging Company Common Stock is not entitled to vote on the Merger.


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         3.2 At the  Effective  Time,  by virtue of the Merger and  without  any action on the part of Merging Company, Surviving Corporation or Parent:

                  (a) Each share of Subsidiary Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, other than (i) shares to be cancelled pursuant to Section 3.2(b) hereof, and (ii) shares constituting "Dissenting Securities, as defined in Section 5.2 (such shares, except for those described in clauses (i) and (ii), being collectively called the "Public Shares") shall be cancelled and extinguished and be converted into and become solely a right to receive $1.25 in cash without interest thereon, payable to the holder thereof upon surrender of the certificates (or other indicia of ownership of shares acceptable to Surviving Corporation) formerly representing such Public Shares as provided in Section 5 hereof.

                  (b) Each share of Subsidiary Common Stock issued and outstanding immediately prior to the Effective Date of the Merger and held by Merging Company shall be cancelled and retired, and no payment shall be made with respect thereto.

                  (c) Each share of Merging Company Common Stock owned by Parent issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of common stock, par value $.01 per share of Surviving Corporation.

                  (d) Each Public Warrant outstanding immediately prior to the Effective Date (other than Public Warrants held by any holder who becomes entitled to payment of the fair value therefor pursuant to the exercise of dissenters' rights) shall be cancelled and extinguished and be converted into and become solely a right to receive $0.125 in cash without interest thereon payable to the holder thereof upon surrender of the warrant (or other indicia of ownership acceptable to Surviving Corporation) formerly representing Public Warrants as provided in
         Section 5 hereof.

                  (e) Each holder of Derivative Securities (other than Public Warrants) issued and outstanding immediately prior to the Effective Date of the Merger (other than such Derivative Securities held by a holder who becomes entitled to payment of the fair value therefor pursuant to the exercise of dissenters' rights), shall be cancelled and extinguished and be converted into and become solely a right to receive such amount in cash without interest thereon as listed in Annex I hereto and by this reference incorporated herein, upon surrender of the instrument (or other indicia of ownership acceptable to Surviving Corporation) formerly representing such Derivative Securities as provided in Section 5 hereof.

                  (f) The cash  consideration  specified in clauses (a), (d) and
         (e) above with respect to the Public Shares, Public Warrants and other Derivative Securities is hereinafter collectively called the "Merger Consideration."


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4.       DISSENTING SHARES

         4.1 Notwithstanding anything in this Plan to the contrary, holders of Public Shares, Public Warrants and other Derivative Securities who shall have delivered a written notice of dissent for such Public Shares, Public Warrants or other Derivative Securities and any other required documents, as, in the manner, and within the time period provided in Section 607.1320 of the Florida Corporation Law and who shall not have lost such right to a determination of fair value shall not be converted into or represent a right to receive the applicable Merger Consideration, but the holders thereof shall be entitled solely to such rights as are granted thereby.

         4.2 Subsidiary shall give Parent and Merging Company (i) prompt notice of receipt of any written demands for payment and any other instruments received pursuant to Section 607.1320 of the Florida Corporation Law, and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Securities. Subsidiary shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment or offer to settle or settle any such demands.

5.       PAYMENT FOR SHARES

         5.1 Prior to the Effective Date, Parent and Merging Company shall designate a bank, trust company or other qualified company to act as paying agent in the Merger (the "Paying Agent") pursuant to a written agreement (the "Paying Agent Agreement"). At or prior to the Effective Date, Parent will take all steps necessary to enable and cause Merging Company to provide the Paying Agent with the amounts necessary to make the payments to the holders of the Public Shares, the Public Warrants and the other Derivative Securities as required hereunder, which amounts shall be placed by the Paying Agent in a separate account (the "Fund"). Out of the Fund, the Paying Agent shall make such payments to the Holders of the Subsidiary Securities as provided hereunder. The Fund shall not be used for any other purpose. The Paying Agent may invest portions of the Fund, as directed by Parent and/or Merging Company (so long as such directions do not impair the Paying Agent's ability to make the payments referred to in Section 3 hereof or otherwise impair the rights of Holders of Subsidiary Securities). Any net earnings resulting from, or interest or income produced by, such investments shall be paid to Parent as and when requested by Parent. The Surviving Corporation shall replace any monies lost through any investment pursuant to this Section 5.1.

         5.2 Not less than thirty (30) days prior to the Effective Date, Subsidiary shall cause the Paying Agent to mail to each record Holder of Subsidiary Securities (i) the Transaction Statement (with a copy of this Plan attached thereto), (ii) a notice of the adoption of this Plan approved by Parent, (iii) a form of letter of transmittal approved by Parent and Merging Company for use by the Holders (the "Letter of Transmittal"), which shall specify, among other things, the procedure for delivery of the certificates or instruments representing Subsidiary Securities ("Certificates") and describe the

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procedures  for Holders to exercise and perfect  their  dissenters'  rights with respect to their Subsidiary Securities ("Dissenting Securities") and (iv) any other required documents, instruments or disclosures requested by Parent, Merging Company or the Paying Agent to be transmitted to the Holders.

         5.3 Promptly after the Effective Date, Parent shall cause the Paying Agent to mail to each record Holder of Subsidiary Securities immediately prior to the Effective Date, a notice of the completion of the Merger in a form approved by Parent and Merging Company, together with any other documents, instruments or disclosures requested by Parent and Merging Company to be transmitted to the Holders.

         5.4 Upon surrender to the Paying Agent of a Certificate, together with the Letter of Transmittal and any other duly executed required documents, the Holder of such Certificate shall be entitled to receive in exchange therefor, on the Effective Date, cash in an amount equal to the applicable Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of Subsidiary Securities. Until surrendered in accordance with the provisions of this Section 5, each share of Subsidiary Securities (other than shares of Subsidiary Common Stock held by Merging Company or Dissenting Securities) shall represent for all purposes only the right to receive the applicable Merger Consideration, without any interest thereon.

         5.5 Subject to full compliance with this Section 5, any cash provided to the Paying Agent pursuant to this Section 5 and not exchanged for Subsidiary Securities within 180 days after the Effective Date will be returned by the Paying Agent to Surviving Corporation which thereafter will act as Paying Agent. Surviving Corporation will escheat to the appropriate state, in accordance with applicable law, any funds set aside to exchange for Subsidiary Securities which are not tendered. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a Holder of Subsidiary Securities for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

         5.6 In connection with the Merger, Subsidiary will cause its transfer agent promptly to furnish Parent and Merging Company with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record Holders of Public Shares and Public Warrants as of a recent date immediately prior to the Effective Date and will cause its transfer agent to furnish Parent and Merging Subsidiary with such additional information and assistance as Parent or its agents may reasonably request in transmitting the Transaction Statement and the Letter of Transmittal to each holder of Public Shares and Public Warrants. Merging Company shall cause Subsidiary to furnish the Transaction Statements and Letter of Transmittal to each holder of Derivative Securities other than the Public Warrants.


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6.       NO FURTHER RIGHTS OR TRANSFERS

         At and after the Effective Time, each Holder of issued and outstanding Subsidiary Securities immediately prior to the Effective Time shall cease to have any rights (i) with respect to Holders of Public Shares, as a shareholder of Subsidiary, and (ii) with respect to holders of Public Warrants and/or other Derivative Securities, to acquire shares of Subsidiary Common Stock, except for the right to surrender his or her Subsidiary Securities in exchange for the applicable Merger Consideration or to perfect his or her right to receive payment for Subsidiary Securities pursuant to and in accordance with the Florida Dissenters' Rights Statute and Section 4. There shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Subsidiary Securities from and after the Effective Date. If, after the Effective Date and without affecting the rights of Holders to receive the applicable Merger Consideration for their Subsidiary Securities, Certificates formerly representing Subsidiary Securities are presented to the Surviving Corporation, they shall be cancelled and exchanged solely for the applicable Merger Consideration (unless such certificates are being deposited solely in connection with the exercise of dissenters rights as Dissenting Securities or represent shares to be cancelled pursuant to Section 3.2(b)).

7.       ADJUSTMENTS

         If, between the date of adoption of this Plan and the Effective Date, the outstanding shares of Subsidiary Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date prior to the Effective Date, the amount of Merger Consideration to be received pursuant to this Plan in exchange for each outstanding Subsidiary Security shall be appropriately adjusted.

8.       CONSUMMATION OF THE MERGER

         The Board of Directors of Merging Company shall take all action necessary in order that the Merger provided for herein shall be effected pursuant to the laws of the State of Florida. The Merger shall be consummated at the time (the "Effective Time") that Articles of Merger are filed with the Department of State of Florida, and the date upon which the Effective Time occurs shall be (and is referred herein as) the "Effective Date."

9.       TERMINATION AND AMENDMENT

         Notwithstanding anything to the contrary contained herein, (i) this Plan and the Merger provided for herein may be terminated and abandoned at any time prior to the Effective Time by the Board of Directors of Merging Company, and (ii) this Plan may be amended at any time prior to the Effective Time by the Board of Directors of Merging Company. To the full extent permitted by

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applicable  law,  after the Effective  Date,  the provisions of this Plan may be interpreted, amended or waived by the Board of Directors of the Surviving Corporation.

         APPROVED AND ADOPTED this 8th day of August, 1997.


                                      TRACKAQ, INC.



                                       By:

                                       Title:



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